     BERKSHIRE HILLS BANCORP, INC. REPORTS 20% INCREASE IN CORE EARNINGS PER
              DILUTED SHARE; QUARTERLY CASH DIVIDEND INCREASED 17%


PITTSFIELD, MA - July 27, 2005 - Berkshire Hills Bancorp, Inc. ("Berkshire" or the "Company") (AMEX: BHL), the holding company for Berkshire Bank (the "Bank"), today reported $0.53 in core net income per diluted share for the second quarter of 2005, a 20% increase compared to $0.44 for the second quarter of 2004. Second quarter core net income totaled $3.50 million in 2005, increasing by 40% from $2.50 million in 2004, including the benefit from the acquisition of Woronoco Bancorp, Inc. on June 1, 2005. Core earnings per share growth was less than core earnings growth, primarily due to the issuance of shares for the acquisition.

Due primarily to the previously announced termination of its Employee Stock Ownership Plan ("ESOP") in June 2005, the Company reported a net loss of $4.61 million, or $0.74 per basic and diluted share, for the second quarter of 2005. This compared to net income of $2.70 million, or $0.47 per diluted share, in the same quarter of 2004. The non-cash charge of $8.67 million recorded on the plan termination in 2005 had no negative impact on stockholders' equity because the charge to earnings was offset by credits to unearned compensation and additional paid in capital.

For the first six months of 2005, core net income per diluted share increased by 22% to $1.05, compared to $0.86 in the first half of 2004. Core net income increased by 32% to $6.47 million, from $4.90 million, for these periods. For the first half of 2005, the Company reported a net loss of $1.36 million, or $0.23 per basic and diluted share, including the $8.67 million charge related to the ESOP termination. For the first half of 2004, the Company's net income totaled $5.33 million, or $0.93 per diluted share.

Commenting on the second quarter results, Michael P. Daly, President and Chief Executive Officer of the Company and the Bank stated, "Berkshire had a very productive second quarter. We completed our acquisition of Woronoco Bancorp Inc., and introduced our SOLUTIONS(SM) brand to the Pioneer Valley of Western Massachusetts. We also completed a conversion of our core banking systems, enhancing our service delivery platform, which will facilitate our conversion of the Woronoco accounts, which is planned for next month. The growth in our core earnings per share reflects the benefit of our acquisition of Woronoco and continued organic growth in our markets, including organic loan growth at an 18% annualized rate during the second quarter. We achieved these earnings gains while also accomplishing a strategic de-leveraging to maintain the highest regulatory capital designation. We are also pleased that the performance of our combined loan portfolios continues to be excellent. We opened our first full-service office in Albany, New York and are looking forward to opening our Clifton Park branch next month and our East Greenbush branch in the fourth quarter. We also moved closer to obtaining final regulatory approval of our charter for Berkshire Municipal Bank, our New York-chartered bank being organized to accept deposits from New York municipalities and other governmental entities, which we expect will begin operations in the current quarter. Finally, we were pleased to be recognized by the Boston Globe for the fourth consecutive year, as one of the top performing publicly traded companies in Massachusetts."

DIVIDEND DECLARED
-----------------

The Board of Directors declared a quarterly cash dividend of $0.14 per share, payable on August 22, 2005 to stockholders of record at the close of business on August 8, 2005. This is an increase of $0.02 per share, or 17%, compared to recent quarters.

SECOND QUARTER HIGHLIGHTS
-------------------------

   o Completed acquisition of Woronoco Bancorp, Inc. on June 1, 2005, increasing total assets from $1.3 billion to $2.1 billion.

   o Completed strategic de-leveraging, with loan and security sales totaling $192 million, the proceeds of which were used to reduce total borrowings by the same amount.

   o Announced completion of repurchase of 300,000 shares of its common stock and the approval of an additional stock purchase program, authorizing the purchase of up to 150,000 shares.

   o Under its repurchase plans, the Company repurchased 50,697 shares of its common stock at an average price of $32.14 per share during the quarter.

   o     Achieved 18% annualized growth in total net loan originations.

   o     Opened a new full-service office in Albany, New York.

   o Terminated ESOP, resulting in a net $8.4 million one-time charge after taxes.

   o Issued $15 million of trust preferred securities. The interest rate will adjust quarterly during the 30 year term, based on the 3 month LIBOR plus 1.85%. The initial interest rate is 5.34%.

   o Converted core-banking system, providing branch staff increased access, real-time functionality on all delivery channels and an upgraded platform for continued expansion of our customer base.


CORE NET INCOME
---------------

The following table represents a reconciliation of GAAP net income to core net income and earnings per share.

-----------------------------------------------------------------------------------------------------------------
                                                     2Q2005       1Q2005      2Q2004      6mos2005      6mos2004
-----------------------------------------------------------------------------------------------------------------
                                                                (In thousands, except earnings per share)
NET (LOSS) INCOME - GAAP                             $(4,608)     $3,252      $2,702      $(1,356)       $5,325
Less: Gain on sale of securities, net                    902         279         256        1,181           477
Plus:  Non-recurring loss on sale of
          discontinued operations                          -           -          50            -            50
Plus:  ESOP termination expense                        8,379           -           -        8,379             -
Plus:  Merger and conversion expense                     626           -           -          626             -
NET INCOME - CORE                                    $ 3,495      $2,973      $2,496      $ 6,468        $4,898

(Loss) earnings per diluted share - GAAP             $ (0.74)     $ 0.57      $ 0.47      $ (0.23)       $ 0.93
Earnings per diluted share - core                    $  0.53      $ 0.52      $ 0.44      $  1.05        $ 0.86
Average diluted shares outstanding                     6,257       5,691       5,725        5,782         5,742
-----------------------------------------------------------------------------------------------------------------

  Adjustments to arrive at core net income are tax effected using a tax rate of 35.0% in 2005 and 32.0% in 2004. The ESOP termination expense is net of a $288,000 tax benefit. Core earnings per share in 2005 include the effect of dilutive shares totaling 359,000 in the second quarter and 375,000 in the first six months.
                                       2

FINANCIAL CONDITION
-------------------

Total assets were $2.1 billion at mid-year, up from $1.3 billion at the prior quarter-end and year-end, due primarily to the acquisition of Woronoco Bancorp, Inc., which had approximately $767 million in assets at the time of acquisition. As previously announced, a de-leveraging plan was also executed prior to the acquisition, with sales of loans and securities totaling $192 million, the proceeds of which were used to reduce borrowings. The Bank's securities portfolio was reduced by $43 million in the first quarter of 2005, resulting in a total de-leveraging of $235 million. Additionally, the Bank sold $46 million in securities in the current quarter to pay $35 million for the acquisition's cash consideration and $11 million for a portion of the deal costs. Most categories of assets and liabilities increased primarily due to the acquisition of Woronoco.

Loans totaled $1.42 billion at mid-year, increasing by $588 million, or 71%, from year-end 2004. Total net loans originated in Berkshire's markets totaled $66 million, representing a 16% annualized growth rate, in the first half of 2005. Investment securities totaled $443 million at mid-year, increasing by $28 million, or 7%, from year-end 2004.

Deposits totaled $1.31 billion at mid-year, increasing by $460 million, or 54%, from year-end 2004. Excluding deposits acquired with Woronoco, total deposits increased by 4% annualized in the first half of 2005. Borrowings totaled $504 million at mid-year, increasing by $176 million, or 54% from year-end 2004, due to $237 million in borrowings acquired with Woronoco. Additionally, borrowings included subordinated debt related to $15 million of trust preferred securities which were issued in June.

Stockholders' equity totaled $244 million at mid-year 2005, increasing by $113 million, or 86%, from year-end 2004. Consideration paid for the Woronoco acquisition was based on a ratio of 75% stock and 25% cash. In addition to $35 million in cash consideration, Berkshire issued 2.93 million new shares valued at $108 million. As previously noted, the loss resulting from the ESOP termination had no negative impact on stockholders' equity because the charge to earnings was offset by credits to unearned compensation and additional paid in capital. These credits also offset the $5 million impact of the transfer of 146,971 shares of treasury stock, which represented full payment of the ESOP loan.

Goodwill increased to $90 million and intangible assets increased to $13 million due to the Woronoco acquisition. As a result, tangible book value per share was $16.56 at mid-year, compared to $21.19 at year-end 2004. The ratio of stockholders' equity to total assets measured 11.8% at mid-year, compared to 10.1% at the prior year-end, due to the issuance of new common shares and the de-leveraging program in conjunction with the Woronoco acquisition.

ASSET QUALITY
-------------

Asset quality indicators have improved and remain favorable. The loans added through the Woronoco acquisition were primarily concentrated in comparatively low risk residential mortgage and home equity loans. As a result, the ratio of non-performing assets to total assets declined to 0.08%, and the allowance for loan losses declined to 0.92% of total loans. Accordingly, the ratio of the allowance to non-performing loans measured 819% at mid-year, which was little changed from 811% at year-end 2004. Second quarter net loan charge-offs totaled $222,000, or 0.08% of total average loans on an annualized basis. The allowance for loan losses totaled $13.0 million at mid-year, compared to $9.3 million at year-end 2004, including a $3.3 million allowance related to loans acquired in connection with the Woronoco acquisition.

RESULTS OF OPERATIONS
---------------------

During the second quarter, Berkshire recorded a net loss of $4.61 million. This included the following non-core items (net of taxes): ESOP termination expense - $8.38 million; net gains on the sale of securities - $902,000, and merger and conversion expenses - $626,000. Core net income totaled $3.50 million, an increase of $522,000, or 18%, compared to the preceding quarter. Core net income increased by $999,000, or 40%, compared to the second quarter of 2004. These increases included the benefit of the Woronoco acquisition. Core earnings per share were $0.53 in the second quarter, increasing by 2% and 20% compared to the preceding quarter and to the second quarter of 2004, respectively.

All major categories of income and expense increased in the second quarter, reflecting the inclusion of one month's operations resulting from the Woronoco acquisition on June 1. Net interest income was $11.5 million, increasing by $1.48 million, or 15%, from the prior quarter and increasing by $1.76 million, or 18%, from the second quarter of 2004. Average earning assets increased by 17% and by 18% compared to the same periods, respectively. As anticipated, the fully-taxable equivalent net interest margin declined to 3.26%, from 3.34%, compared to the prior quarter and was unchanged from the second quarter of 2004. Woronoco's lower yielding asset mix and greater reliance on higher cost borrowings and time deposits contributed to the decline in the margin in the second quarter.

The provision for loan losses in the most recent quarter was $300,000, compared to $493,000 in the prior quarter and $425,000 in the second quarter of 2004, respectively. The provision exceeded net loan charge-offs of $222,000 in the most recent quarter.

Berkshire recorded higher net securities gains in the second quarter, choosing to sell certain appreciated securities in light of favorable market conditions. Net securities gains were $1.388 million in the second quarter, compared to $429,000 in the prior quarter and $377,000 in the second quarter of 2004. Total non-interest income increased in the second quarter due to these securities gains. Excluding net securities gains, non-interest income totaled $2.53 million in the most recent quarter, increasing by $213,000, or 9%, compared to the prior quarter and increasing by $940,000, or 59%, compared to the second quarter of 2004. Results for the second quarter included $480,000 of non-interest income from Pioneer Valley operations in June related to the Woronoco acquisition. Excluding these operations, total service fee income increased by $97,000, or 7%, compared to the prior quarter and by $153,000, or 11%, compared to the second quarter of 2004.

Non-interest expenses increased in the second quarter, primarily due to $8.67 million related to the termination of the ESOP and including $963,000 related to the Woronoco acquisition and the conversion of the Bank's core banking systems. Excluding these amounts, all other non-interest expense totaled $8.43 million in the most recent quarter, increasing by $895,000, or 12%, compared to the prior quarter and by $1.50 million, or 22%, compared to the second quarter of 2004. Results for the most recent quarter included expenses of the Pioneer Valley operations in June related to the Woronoco acquisition. The most recent quarter also included $151,000 in June amortization of intangible assets related to the Woronoco acquisition.

The $8.67 million ESOP termination expense resulted in a tax benefit of $288,000. Excluding these amounts, the effective tax rate in the second quarter was 34.2%, compared to 31.4% in the prior quarter and 32.2% in the second quarter of 2004. Results in 2004 also included net charges of $255,000 in the second quarter and $431,000 in the first six months, representing the after-tax loss on discontinued operations of EastPoint Technologies, LLC, which was sold in June 2004.

Michael P. Daly, President and Chief Executive Officer and Wayne F. Patenaude, Senior Vice President, Treasurer and Chief Financial Officer, will host a conference call at 3:00 P.M. (ET) on Wednesday, July

27, 2005. Persons wishing to access the conference call may do so by dialing 1-877-407-8035. Replays of the conference call will be available beginning July 27, 2005 at 5:00 P.M. (ET) through August 5, 2005 at 4:00 P.M. (ET) by dialing 1-877-660-6853 and using Account #286 and Conference ID#157899 (both numbers are needed to access the replay).

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and is the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with branch offices serving communities throughout Western Massachusetts and Northeastern New York and a representative office in New York. The Bank is committed to operating as an independent super-community bank, delivering exceptional customer service and a broad array of competitively priced retail and commercial products to its customers. For more information on Berkshire Hills Bancorp, Inc., visit www.berkshirebank.com or call 413-443-5601.
                           ---------------------

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios. Additionally, on June 1, 2005 the Company completed a merger with Woronoco Bancorp, Inc. Risks and uncertainties related to the merger include the integration of the data processing system and retention of key personnel; the ability to realize fully the expected cost savings and revenue enhancements; and the ability to realize the expected cost savings and revenues on a timely basis. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30 and in its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future
 -----------
results may differ significantly from results discussed in these forward-looking statements.

News Contact:              Wayne F. Patenaude
                           Senior Vice President, Treasurer
                           and Chief Financial Officer
                           413-236-3195

                 BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

-------------------------------------------------------------------------------------------------------------------------
                                                                                                 Unaudited
                                                                                -----------------------------------------
                                                                                   June 30,                December 31,
                                                                                     2005                      2004
-------------------------------------------------------------------------------------------------------------------------
                                                                                           (In thousands)
ASSETS
   Cash and due from banks                                                       $    42,665             $    15,237
   Short-term investments                                                                329                   2,665
                                                                                 -----------             -----------
          Total cash and cash equivalents                                             42,994                  17,902
                                                                                 -----------             -----------

    Securities available-for-sale, at fair value                                     415,172                 384,421
    Securities held-to-maturity, at amortized cost                                    27,474                  29,942
    Loans held for sale                                                                1,838                   1,053
    Total loans                                                                    1,415,840                 828,179
    Less: Allowance for loan losses                                                  (13,044)                 (9,337)
                                                                                 -----------             -----------
            Net loans                                                              1,402,796                 818,842
                                                                                 -----------             -----------

    Premises and equipment, net                                                       25,461                  14,780
    Accrued interest receivable                                                        8,073                   5,472
    Goodwill                                                                          89,605                   6,782
    Intangible assets                                                                 12,562                     472
    Bank owned life insurance                                                         18,603                  18,200
    Other assets                                                                      22,015                  12,249
                                                                                     -------                 -------
            Total assets                                                         $ 2,066,593             $ 1,310,115
                                                                                 ===========             ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
    Deposits                                                                     $ 1,305,599             $   845,789
    Borrowings                                                                       504,390                 327,926
    Accrued expenses and other liabilities                                            12,107                   4,664
                                                                                 -----------             -----------
            Total liabilities                                                      1,822,096               1,178,379
                                                                                 -----------             -----------
    Stockholders' equity:
        Preferred stock ($.01 par value; 1,000,000 shares                                  -                       -
         authorized; none issued or outstanding)
        Common stock ($.01 par value; 26,000,000 shares
         authorized;  10,602,553 shares issued at June 30, 2005 and
         7,673,761 at December 31, 2004; shares outstanding: 8,593,894
         at June 30, 2005 and 5,873,563 at December 31, 2004)                            106                      77
    Additional paid-in capital                                                       198,739                  77,588
    Unearned compensation                                                             (2,141)                 (7,414)
    Retained earnings                                                                 92,262                  94,996
    Accumulated other comprehensive income                                             2,060                   4,214
    Treasury stock at cost (2,008,659 shares at June 30, 2005 and
       1,800,198 at December 31, 2004)                                               (46,529)                (37,725)
                                                                                 -----------             -----------
             Total stockholders' equity                                              244,497                 131,736
                                                                                 -----------             -----------
             Total liabilities and stockholders' equity                          $ 2,066,593             $ 1,310,115
                                                                                 ===========             ===========


                 BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------------------
                                  LOAN ANALYSIS

                                                                                        Unaudited
-------------------------------------------------------------------------------------------------------------------------
                                                                    June 30, 2005                       December 31, 2004
                                                                    -------------                       -----------------
                                                                             Percent                         Percent
                                                                Balance      of Total          Balance       of Total
-------------------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in millions)
Residential real estate loans:
    Residential one-to four-family                            $   533           37 %            $ 217           26 %
    Residential land development and construction                  36            2                 18            2
                                                              -------          ---              -----          ---
         Total residential real estate loans                      569           39                235           28
                                                              -------          ---              -----          ---

Commercial real estate loans:
    Commercial one-to four-family                                  16            1                 16            2
    Commercial land development and construction                   40            3                 21            3
    Multi-family                                                   51            4                 16            2
    Other commercial real estate                                  278           20                208           25
                                                              -------          ---              -----          ---
         Total commercial real estate loans                       385           28                261           32
                                                              -------          ---              -----          ---
Commercial business loans                                         165           12                151           18

Consumer loans:
    Automobile                                                    143           10                123           15
    Home equity  and other loans                                  154           11                 58            7
                                                              -------          ---              -----          ---
         Total consumer loans                                     297           21                181           22
                                                              -------          ---              -----          ---
Total loans                                                   $ 1,416          100  %           $ 828          100  %
                                                              =======          ===              =====          ===



                                DEPOSIT ANALYSIS
                                                                                      Unaudited
                                                            ----------------------------------------------------------
                                                                June 30, 2005                  December 31, 2004
                                                                -------------                  -----------------
                                                                           Percent                         Percent
                                                             Balance      of Total           Balance      of Total
                                                             -------      --------           -------      --------
                                                                                 (Dollars in millions)
Demand deposit accounts                                        $   162           12 %            $ 110           13 %
NOW accounts                                                       154           12                101           12
Money market accounts                                              225           18                156           19
Savings accounts                                                   253           19                163           19
                                                                  ----          ---              -----          ---
    Total core accounts                                            794           61                530           63

Certificates of deposit - regular                                  442           34                315           37
Certificates of deposit - brokered                                  70            5                  -            -
                                                                   ---           --              -----          ---
    Total certificates of deposits                                 512           39                315           37

    Total deposits                                             $ 1,306          100  %           $ 845          100  %
                                                               =======          ===              =====          ===


                 BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Unaudited
                                                                 -------------------------------------------------------------------
                                                                      Three Months Ended                       Six Months Ended
                                                                 -------------------------------------------------------------------
                                                                  June 30,          June 30,              June 30,          June 30,
                                                                    2005              2004                  2005              2004
                                                                 -------------------------------------------------------------------
                                                                              (In thousands, except earnings per share)
INTEREST AND DIVIDEND INCOME
    Loans                                                        $ 15,226          $ 10,377             $ 27,142           $ 21,116
    Debt securities, taxable                                        3,380             3,812                6,770              7,422
    Debt securities, tax-exempt                                       363               336                  758                564
    Equity securities dividends                                       357               211                  682                608
    Short-term investments                                             22                 1                   38                 17
                                                                 --------          --------             --------           --------
        Total interest and dividend income                         19,348            14,737               35,390             29,727
                                                                 --------          --------             --------           --------
INTEREST EXPENSE
    Deposits                                                        4,318             3,026                7,691              6,112
    Borrowings                                                      3,522             1,959                6,159              3,699
                                                                 --------          --------             --------           --------
         Total interest expense                                     7,840             4,985               13,850              9,811
                                                                 --------          --------             --------           --------

NET INTEREST INCOME                                                11,508             9,752               21,540             19,916
PROVISION FOR LOAN LOSSES                                             300               425                  793                775
                                                                 --------          --------             --------           --------
Net interest income after provision for loan losses                11,208             9,327               20,747             19,141
                                                                 --------          --------             --------           --------

NON-INTEREST INCOME
    Customer service fees                                           1,033               634                1,648              1,158
    Wealth management service fees                                    838               699                1,540              1,326
    Loan service fees                                                 198               103                  372                182
    Increase in cash surrender value of life insurance                200               144                  403                351
    Gain on sales of securities, net                                1,388               377                1,817                702
    Gain on sale of loans, and securitized loans, net                 162                (6)                 751                 84
    Other non-interest income                                          97                14                  125                 37
                                                                 --------          --------             --------           --------
      Total non-interest income                                     3,916             1,965                6,656              3,840
                                                                 --------          --------             --------           --------

NON-INTEREST EXPENSE
    Salaries and employee benefits                                  4,485             3,890                8,820              8,493
    Termination of Employee Stock Ownership Plan                    8,667                 -                8,667                  -
    Occupancy and equipment                                         1,212               975                2,352              2,034
    Marketing and advertising                                         200               270                  361                427
    Data processing                                                   454               331                  801                725
    Professional services                                             363               357                  838                785
    Foreclosed real estate and repossessed assets, net                218               171                  312                254
    Merger and conversion expense                                     963                 -                  963                  -
    Other non-interest expense                                      1,499               939                2,484              1,779
                                                                 --------          --------             --------           --------
      Total non-interest expense                                   18,061             6,933               25,598             14,497
                                                                 --------          --------             --------           --------
    (Loss) income from continuing operations
            before income taxes                                    (2,937)            4,359                1,805              8,484
    Provision for income taxes                                      1,671             1,402                3,161              2,728
                                                                 --------          --------             --------           --------
      (LOSS) INCOME FROM CONTINUING OPERATIONS                     (4,608)            2,957               (1,356)             5,756
                                                                 --------          --------             --------           --------
    Loss from discontinued operations                                   -              (386)                   -               (653)
    Income tax benefit                                                  -              (131)                   -               (222)
                                                                 --------          --------             --------           --------
    Net loss from discontinued operations                               -              (255)                   -               (431)
                                                                 --------          --------             --------           --------
    NET (LOSS) INCOME                                            $ (4,608)         $  2,702             $ (1,356)          $  5,325
                                                                 ========          ========             ========           ========

(Loss) earnings per share
    Basic                                                        $  (0.74)         $   0.51              $  (0.23)          $  1.01
    Diluted                                                      $  (0.74)         $   0.47              $  (0.23)          $  0.93
Weighted average shares outstanding
    Basic                                                           6,257             5,292                5,782              5,291
    Diluted                                                         6,257             5,725                5,782              5,742


                 BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                Unaudited
                                                                                              Quarters Ended
                                                                --------------------------------------------------------------------
                                                                  June 30,      Mar. 31,       Dec. 31,     Sept. 30,       June 30,
                                                                    2005          2005           2004          2004           2004
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  (In thousands, except earnings per share)
INTEREST AND DIVIDEND INCOME
    Residential mortgage                                        $  4,444       $ 3,059        $ 2,967       $ 2,869        $ 2,567
    Commercial real estate                                         4,977         4,044          3,761         3,630          3,389
    Commercial business loans                                      2,505         2,222          2,216         2,204          2,135
    Auto loans                                                     1,991         1,806          1,863         1,811          1,710
    Other consumer                                                 1,309           785            712           617            576
                                                                --------       -------        -------       -------        -------
        Total interest on loans                                   15,226        11,916         11,519        11,131         10,377
    Securities                                                     4,100         4,110          4,273         4,409          4,359
    Short-term investments                                            22            11             15             6              1
                                                                --------       -------        -------       -------        -------
     Total interest and dividend income                           19,348        16,037         15,807        15,546         14,737
                                                                --------       -------        -------       -------        -------
INTEREST EXPENSE
    Deposits                                                       4,318         3,373          3,183         3,097          3,026
    Borrowings                                                     3,522         2,637          2,425         2,207          1,959
                                                                --------       -------        -------       -------        -------
      Total interest expense                                       7,840         6,010          5,608         5,304          4,985
                                                                --------       -------        -------       -------        -------

NET INTEREST INCOME                                               11,508        10,027         10,199        10,242          9,752
PROVISION FOR LOAN LOSSES                                            300           493            425           365            425
                                                                --------       -------        -------       -------        -------
Net interest income after provision for loan losses               11,208         9,534          9,774         9,877          9,327
                                                                --------       -------        -------       -------        -------

NON-INTEREST INCOME
    Customer service fees                                          1,033           616            609           580            634
    Wealth management service fees                                   838           702            715           658            699
    Loan service fees                                                198           174            129            63            103
    Increase in cash surrender value of life insurance               200           203            196            92            144
    Gain on sale of securities, net                                1,388           429            390           310            377
    Gain (loss) on sale of loans, and securitized loans, net         162           588             81             -             (6)
    Other non-interest income                                         97            32             78            23             14
                                                                --------       -------        -------       -------        -------
      Total non-interest income                                    3,916         2,744          2,198         1,726          1,965
                                                                --------       -------        -------       -------        -------

NON-INTEREST EXPENSE
    Salaries and benefits                                          4,485         4,335          4,195         4,195          3,890
    Termination of Employee Stock Ownership Plan                   8,667             -              -             -              -
    Occupancy and equipment                                        1,212         1,140          1,055           997            975
    Marketing and advertising                                        200           161            357           207            270
    Data processing                                                  454           347            381           305            331
    Professional services                                            363           423            326           442            357
    Foreclosed real estate and other loans, net                      218            94            118           150            171
    Merger and conversion expense                                    963             -              -             -              -
    Other non-interest expense                                     1,499         1,036            868           885            939
                                                                --------       -------        -------       -------        -------
      Total non-interest expense                                  18,061         7,536          7,300         7,181          6,933
                                                                --------       -------        -------       -------        -------
      (Loss) income from continuing operations
              before income taxes                                 (2,937)        4,742          4,672         4,422          4,359
      Provision for income taxes                                   1,671         1,490          1,495         1,415          1,402
                                                                --------       -------        -------       -------        -------
      (LOSS) INCOME FROM CONTINUING OPERATIONS                    (4,608)        3,252          3,177         3,007          2,957
                                                                --------       -------        -------       -------        -------

      Loss from discontinued operations                                -             -              -             -           (386)
      Income tax benefit                                               -             -              -             -           (131)
                                                                --------       -------        -------       -------        -------
      Net loss from discontinued operations                            -             -              -             -           (255)
                                                                --------       -------        -------       -------        -------
      NET (LOSS) INCOME                                         $ (4,608)      $ 3,252        $ 3,177       $ 3,007        $ 2,702
                                                                ========       =======        =======       =======        =======

(Loss) earnings per share
    Basic                                                       $  (0.74)      $  0.61        $  0.60       $  0.57        $  0.51
    Diluted                                                     $  (0.74)      $  0.57        $  0.55       $  0.53        $  0.47
Weighted average shares outstanding
    Basic                                                          6,257         5,300          5,281         5,270          5,292
    Diluted                                                        6,257         5,691          5,725         5,721          5,725


                 BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------

                                                                                           Unaudited
                                                                                 At or For the Quarters Ended
                                                              June 30,       Mar. 31,       Dec. 31,       Sept. 30,       June 30,
NON-PERFORMING ASSETS                                           2005           2005           2004            2004           2004
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     (Dollars in thousands)
Non-accrual loans:
    Residential mortgage                                     $   663         $   298        $   327         $   332        $   266
    Commercial real estate                                       209             144            147             614            934
    Commercial                                                   613             832            523           1,463          1,609
    Indirect automobile loans                                     78              95            154             297            350
    Other consumer                                                29               1              1               8             11
                                                             -------         -------        -------         -------        -------
        Total non-accrual loans                              $ 1,592         $ 1,370        $ 1,152         $ 2,714        $ 3,170
Real estate owned ("REO")                                          -               -              -               -             25
        Total non-performing assets                          $ 1,592         $ 1,370        $ 1,152         $ 2,714        $ 3,195
                                                             =======         =======        =======         =======        =======

Non-performing loans as a percentage of total loans             0.11%           0.16%          0.14%           0.33%          0.40%
Non-performing assets to total assets                           0.08%           0.11%          0.09%           0.21%          0.25%

------------------------------------------------------------------------------------------------------------------------------------
PROVISION AND ALLOWANCE FOR LOAN LOSSES
------------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                               $ 9,645         $ 9,337        $ 9,392         $ 9,248        $ 8,952
Charge-offs                                                     (391)           (328)          (737)           (447)          (390)
Recoveries                                                       169             143            257             226            261
                                                             -------         -------        -------         -------        -------
    Net loan charge-offs                                        (222)           (185)          (480)           (221)          (129)
Allowance attributed to acquired loans                         3,321
Provision for loan losses                                        300             493            425             365            425
                                                             -------         -------        -------         -------        -------
Balance at end of period                                     $13,044         $ 9,645        $ 9,337         $ 9,392        $ 9,248
                                                             =======         =======        =======         =======        =======

Allowance for loan losses as a percentage of
   non-performing loans                                          819%            704%           811%            346%           292%
Allowance for loan losses as a percentage of total loans        0.92%           1.13%          1.13%           1.15%          1.16%

------------------------------------------------------------------------------------------------------------------------------------
NET LOAN (CHARGE-OFFS) RECOVERIES
------------------------------------------------------------------------------------------------------------------------------------
Residential mortgage                                         $     -         $     -        $     -         $     -        $     -
Commercial real estate                                          (109)              -           (137)              -              -
Commercial loans                                                   -              (4)          (164)             (7)            23
Consumer loans (primarily automobile loans)                     (113)           (181)          (179)           (214)          (152)
                                                             -------         -------        -------         -------        -------
         Total                                               $  (222)        $  (185)       $  (480)        $  (221)       $  (129)
                                                             =======         =======        =======         =======        =======

Net charge-offs as a percentage of total average loans          0.02%           0.02%          0.06%           0.03%          0.02%

------------------------------------------------------------------------------------------------------------------------------------
AVERAGE FICO SCORES OF CONSUMER
    AUTOMOBILE LOANS                                             711             708            705             702            699
------------------------------------------------------------------------------------------------------------------------------------



                            SELECTED FINANCIAL RATIOS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                          Unaudited
                                                                                  At or For the Quarters Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                                June 30,       Mar. 31,      Dec. 31,      Sept. 30,      June 30,
                                                                  2005          2005          2004          2004           2004
                                                                  ----          ----          ----          ----           ----
PERFORMANCE RATIOS (annualized)
    (Loss)/return on average assets                               (1.19)%        1.00 %        0.97 %         0.92 %        0.84 %
    (Loss)/return on average stockholders' equity                (11.26)         9.94          9.72           9.71          8.40
    (Loss)/return on average tangible stockholders' equity       (14.56)        10.51         10.18          10.18          8.69
    Net interest margin (1)                                        3.26          3.34          3.37           3.36          3.26
    Non-interest income to average assets (2) (3)                  1.00          0.84          0.67           0.53          0.61
    Non-interest expense to average assets (2)                     2.16          2.30          2.22           2.20          2.15
    Average earning assets to average assets                      92.29         94.44         94.51          95.59         94.64
    Efficiency ratio (1) (2) (4)                                  59.05         59.80         59.54          60.44         59.93

CAPITAL RATIOS
    Stockholders' equity to total assets                          11.80          9.92         10.06           9.81          9.42
    Tangible stockholders' equity to total assets                  6.89          9.36          9.50           9.36          8.97

SHARE DATA
    Book value per share                                        $ 28.45       $ 22.01       $ 22.43        $ 21.87       $ 20.79
    Tangible book value per share                                 16.56         20.77         21.19          20.89         19.81
    Stock price
        High                                                      34.90         37.64         38.01          39.14         37.10
        Low                                                       30.97         33.40         35.40          35.01         32.69
        Close                                                     33.32         33.75         37.15          36.95         37.10

-------------------------------------------------------------------------------
(1) Net interest margin and efficiency ratio are calculated on a fully-taxable equivalent basis, using a 35% effective tax rate.
(2) Excludes discontinued operations, expense of termination of Employee Stock Ownership Plan, and merger and conversion expense.
(3) Excluding the gain on the sale of securities, the ratios would have been 0.65%, 0.71%, 0.55%, 0.44% and 0.49%, respectively.
(4) Efficiency ratio is non-interest expense, divided by the total of fully-taxable net interest income and non-interest income, less securities gains.


                 BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
                                AVERAGE BALANCES
                                                                              Unaudited
                                                                           Quarters Ended
                                            --------------------------------------------------------------------------------
                                              June 30,          Mar. 31,        Dec. 31,         Sept. 30,        June 30,
                                              2005 (2)            2005            2004             2004             2004
                                            --------------------------------------------------------------------------------
                                                                          (In thousands)
Earning assets
Loans
  Residential mortgage                       $  352,776        $  239,755      $  234,817       $  225,198       $  216,164
  Commercial real estate                        314,778           276,417         255,901          250,323          237,727
  Commercial                                    154,405           140,139         153,385          160,129          159,241
  Auto loans                                    134,237           125,038         121,736          118,029          113,671
  Other consumer                                 91,303            58,669          56,150           53,715           52,768
                                            -----------        ----------      ----------        ---------       ----------
    Total loans                               1,047,499           840,018         821,989          807,394          779,571
Securities (1)                                  393,962           396,473         416,854          436,372          440,583
Short-term investments                            1,873             1,672           2,628            2,192            1,031
                                            -----------        ----------      ----------        ---------       ----------
    Total earning assets                      1,443,334         1,238,163       1,241,471        1,245,958        1,221,185
Other assets                                    120,611            72,860          72,061           57,551           69,166
                                            -----------        ----------      ----------        ---------       ----------
    Total assets                             $1,563,945        $1,311,023      $1,313,532       $1,303,509       $1,290,351
                                            ===========        ==========      -=========       ==========       ==========

Funding liabilities
Deposits
  NOW                                        $  112,775          $ 94,809        $ 99,394       $   98,158       $   97,704
  Money Market                                  183,273           158,862         168,137          159,046          154,254
  Savings                                       192,250           163,553         167,031          168,358          167,264
  Certificates of deposit                       384,443           319,682         316,898          326,411          322,048
                                            -----------        ----------      ----------        ---------       ----------
    Total interest bearing deposits             872,741           736,906         751,460          751,973          741,270
Borrowings                                      387,208           330,448         318,422          318,870          310,935
                                            -----------        ----------      ----------        ---------       ----------
    Total interest bearing liabilities        1,259,949         1,067,354       1,069,882        1,070,843        1,052,205
Non-interest-bearing demand deposits            129,700           107,835         108,832          105,257          102,881
Other liabilities                                 9,579             3,781           4,019            3,540            6,596
                                            -----------        ----------      ----------        ---------       ----------
    Total liabilities                         1,399,228         1,178,970       1,182,733        1,179,640        1,161,682
Stockholders' Equity                            164,717           132,053         130,799          123,869          128,669
                                            -----------        ----------      ----------        ---------       ----------
    Total liabilities and  equity            $1,563,945        $1,311,023      $1,313,532       $1,303,509       $1,290,351
                                            ===========        ==========      -=========       ==========       ==========


Supplementary Data
    Total Core Deposits                         617,998           525,059         543,394          530,819          522,103
    Total Deposits                            1,002,441           844,741         860,292          857,230          844,151

--------------------------------------------------------------------------------
(1) Average balances for securities available-for-sale are based on amortized cost.
(2) Average balances for the second quarter of 2005 include one month's balances related to the acquisition of Woronoco Bancorp, Inc. on June 1, 2005.


                 BERKSHIRE HILLS BANCORP, INC. AND SUBSIDIARIES
             AVERAGE YIELDS (Fully Taxable Equivalent - Annualized)

                                                                          Unaudited
                                                                        Quarters Ended
--------------------------------------------------------------------------------------------------------------------
                                            June 30,       Mar. 31,        Dec. 31,       Sept. 30,       June 30,
                                              2005           2005            2004           2004            2004
--------------------------------------------------------------------------------------------------------------------
Earning assets
Loans
  Residential mortgage                         5.04  %        5.10  %        5.05  %         5.10  %        4.75  %
  Commercial real estate                       6.34           5.93           5.88            5.80           5.70
  Commercial                                   6.51           6.43           5.79            5.51           5.36
  Auto loans                                   5.95           5.86           6.12            6.14           6.02
  Other consumer                               5.75           5.43           5.07            4.59           4.37
    Total loans                                5.83           5.73           5.61            5.51           5.32
Securities (1)                                 4.40           4.41           4.36            4.30           4.25
Short-term investments                         2.91           2.67           2.28            1.09           0.39
    Total earning assets                       5.44           5.31           5.23            5.10           4.94

Funding liabilities
Deposits
  NOW                                          0.18           0.18           0.09            0.08           0.09
  Money Market                                 1.98           1.62           1.32            1.26           1.26
  Savings                                      1.03           1.00           0.80            0.77           0.76
  Certificates of deposit                      2.99           2.91           2.84            2.77           2.73
    Total interest bearing deposits            1.98           1.86           1.69            1.65           1.63
  Borrowings                                   3.65           3.24           3.05            2.77           2.52
    Total interest bearing liabilities         2.50           2.28           2.10            1.98           1.90
Net interest spread (FTE)                      2.94           3.03           3.13            3.12           3.04
Net interest margin (FTE)                      3.26           3.34           3.37            3.36           3.26


--------------------------------------------------------------------------------
(1) Average balances and yields for securities available-for-sale are based on amortized cost. Securities yields are calculated on a fully-taxable equivalent basis.